Mail Stop 0407

      						July 25, 2005

Via U.S. Mail and Fax (973-882-5981)
Mr. Robert V. Condon
Vice President, Finance and Chief Financial Officer
Merrimac Industries, Inc.
41 Fairfield Place
West Caldwell, NJ 07006

	RE:	Merrimac Industries, Inc.
      Form 10-KSB for the fiscal year ended January 1, 2005
		Filed April 29, 2005
		File No. 0-11201

Dear Mr. Condon:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,

							 	 /s/ Kyle Moffatt for

								Larry Spirgel
								Assistant Director





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Mr. Robin N. Dickson
Harmonic Inc.
Page 2



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE